Exhibit 5.1

Sean M. Clayton +1 858 550 6034 sclayton@cooley.com

June 30, 2020

TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Drive, Suite 800

San Diego, CA 92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 6,192,087 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”) that may be issued from time to time pursuant to a Common Stock Purchase Agreement dated October 18, 2019 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, each as currently in effect, the Purchase Agreement and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, including without limitation the receipt by the Company of the purchase price for the Shares as provided in the Purchase Agreement, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the gross sales price of the Shares to be sold under the Purchase Agreement will not exceed $15,000,000, and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock.  We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Purchase Agreement.

Our opinion is expressed only with respect to the DGCL.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued by the Company in accordance with the Registration Statement and the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

TRACON Pharmaceuticals, Inc. June 30, 2020 Page 2

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com